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                                EXHIBIT NO. 4.1.5

        THIRD AMENDMENT TO LOAN AGREEMENT DATED JULY 1, 1997 BY AND AMONG P.A.M. TRANSPORT, INC. AND FIRST TENNESSEE NATIONAL BANK ASSOCIATION


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                                                                   EXHIBIT 4.1.5

Gil Maneclang
Vice President
Commercial Finance

                                                              [FIRST TENNESSEE
                                                                  BANK Logo]

First Tennessee Bank National Association
P.O. Box 84
Memphis, TN  38101
(901) 523-4718
Cable FIRBANK

June 11, 1997

Mr. Larry Goddard
Chief Financial Officer
P.A.M. Transport, Inc.
P.O. Box 188
Tontitown, AR  72770

Dear Larry:

The purpose of this letter is to address the recent changes to P.A.M.'s Line of Credit. Effective today, the floating rate is being adjusted from LIBOR + 2.35% to LIBOR + 2.15%. The Line of Credit has been extended one year, with $7,500,000 having a maturity date of 5/31/99 and the remaining $7,500,000 having a maturity date of 5/31/98.

As you are aware, the rate on the "Truck Note" (refer to my letter dated 4/10/97) which was set up specifically for the purchase of revenue equipment floats at LIBOR + 1.75%. The rate on the Truck Note will adjust to LIBOR + 1.65% once P.A.M.'s borrowing under this note reaches or exceeds $10,000,000. All other terms and conditions remain unchanged.

If you are in agreement with the above, please acknowledge by signing where indicated below, and return to my attention. As always, we appreciate your business.

Sincerely,

/s/ Gil Maneclang

GIL MANECLANG

/GM

Acknowledged and agreed by:         /s/ Larry Goddard                    7/1/97
                                    ----------------------               ------
                                    Larry Goddard                         Date
                                    P.A.M. Transport, Inc.